EXHIBIT 99.1

Contact:	Barry Roberts
Director of Marketing
812.468.5640
Springleaf Finance Announces New
$3.75 billion Secured Term Loan
Evansville, IN, May 6, 2011 — Springleaf Finance, Inc. (“Springleaf” or the “Company”, formerly American General Finance, Inc.) today announced that it has priced a new $3.75 billion Senior Secured Term Loan (“Secured Term Loan”).
The Secured Term Loan refinances in full the Company’s existing $3.0 billion term loan and provides $750 million of additional liquidity. The size of the facility was upsized from $3.0 billion to $3.75 billion in response to strong investor demand. The new Secured Term Loan is priced at LIBOR plus 425 basis points with an advance rate of approximately 64%, and the maturity is May of 2017. The transaction is expected to close on May 10, 2011, and is subject to customary approvals.
Wesley Edens, Co-Chairman of the Board of Directors of Fortress Investment Group, noted, “This financing is an important first step in the rationalizing of the capital structure at Springleaf. This is the first of what we expect to be a number of financing transactions by the Company as they continue to both solidify the Company’s capital structure and prepare it for a significant amount of growth to take advantage of the tremendous opportunities that we see in the consumer financial services market in the U.S.”
Rick Geissinger, Chief Executive Officer of Springleaf, commented, “Our ability to successfully complete this transaction highlights our stable business model, proven underwriting and loan performance and strong growth prospects. The $3.75 billion Secured Term Loan is one of the largest financings in our sector since the financial crisis began nearly five years ago, and we believe it is a strong vote of confidence by a tremendous group of investors in our Company. We remain focused on growing the business and increasing the value of the corporate franchise as we service the financing needs of our million plus customers.”

About Fortress
Fortress is a leading global investment manager with approximately $43.1 billion in assets under management as of March 31, 2011. Fortress offers alternative and traditional investment products and was founded in 1998. Certain Fortress managed funds own an 80% interest in Springleaf Finance, Inc. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.
About Springleaf Finance
Springleaf Finance, Inc. (Springleaf) is a leading provider of consumer credit based in Evansville, Indiana. Springleaf finances mortgages, secured and unsecured personal loans, and secured retail sales finance products. In addition to its lending activities, Springleaf offers credit and non-credit insurance through several subsidiary insurance companies. Springleaf has over one million customers and originates loans through its more than 1,000 branches located across the U.S., Puerto Rico and the Virgin Islands. For more information, visit www.SpringleafFinancial.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements address, among other things, the expected closing of the Secured Term Loan, potential future financings and other activities and the currently expected benefits that the Company could derive from the Secured Term Loan as well as additional financings and other activities. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) market conditions or other factors may prevent the Company from completing future financings or other activities that are beneficial to the Company, and (3) other factors identified under “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is, or will be, available on the Company’s website (www.springleaffinancial.com.). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.